Exhibit 10.1

AMENDMENT TO THE

FORTRESS BIOTECH, INC.

2013 STOCK INCENTIVE PLAN

This Amendment to the Fortress Biotech, Inc. 2013 Stock Incentive Plan (the “Plan”), is hereby adopted, effective as of the date indicated below.

W I T N E S E T H:

WHEREAS, Fortress Biotech, Inc. (the “Company”) maintains the Plan, and the Plan is currently in effect; and

WHEREAS, Section 15 of the Plan authorizes the Board to amend the Plan, subject to certain limitations, including stockholder approval for certain amendments; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, subject to and effective as of the date of stockholder approval hereof:

1.       Section 3(a) of the Plan is hereby amended by increasing the share references in such section from 10,000,000 to 13,000,000 (a 3,000,000 share increase in the overall share reserve), so that such section reads in its entirety as follows:

“3.     Stock Subject to the Plan.

Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Thirteen Million (13,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.       Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being the Amendment to the Fortress Biotech, Inc. 2013 Incentive Plan, as adopted by the Board on April 22, 2020, and approved by the Company’s stockholders on June 17, 2020.

FORTRESS BIOTECH, INC.
By:	/s/ Lindsay A. Rosenwald, M.D.

Its:	Executive Chairman, President and CEO